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                                              Investor Contact:Richard E. Koch

                                                                (203) 750-3254
                                            Press Contact:Thomas J. Fitzgerald

                                                                (203) 750-3831

Olin News

Olin Corporation, P.O. Box 4500, 501 Merritt 7, Norwalk, CT  06856-4500


                                                         FOR IMMEDIATE RELEASE


             Olin and Occidental to Form Chlor Alkali Partnership


     NORWALK, CT, June 28, 2000 -- Olin Corporation said today it signed a letter of intent with Occidental Petroleum Corporation to combine the companies' chlor-alkali and related businesses in a partnership with annual sales of approximately $1.2 billion. Occidental's OxyChem subsidiary would own about two-thirds of the venture, and Olin one-third of the venture.

     Donald W. Griffin, Olin Chairman, President and Chief Executive Officer said, "We believe that our chlor-alkali assets will have greater long-term value as a result of the formation of this partnership. The combination of Olin's and Occidental's chlor-alkali operations will result in a more competitive chlor-alkali business offering a breadth of manufacturing and shipping options to better serve a wide variety of customers and end users on a global basis. There are numerous opportunities to achieve significant production and distribution efficiencies which are absolutely critical to the success of this highly competitive commodity business."

     It is estimated that at least $60 million of annual savings will be achieved by the partnership within two years, with opportunities for even higher savings over the long run. The $60 million of anticipated savings will be shared equally by the parties with additional synergies to be shared based on the parties' relative ownership interests.


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                                    (more)


     The partnership, to be based in Dallas, Texas, will have an annual capacity of 4 million tons of chlorine, 4.1 million tons of caustic soda and 425,000 tons of potassium hydroxide.

         The venture will include:

     o Certain of Oxychem's chlor-alkali, ethylene dichloride, potassium hydroxide and related co-product businesses and facilities, its interest in an Armand Products partnership in Alabama and its Carbocloro joint venture in Brazil.

     o Olin's chlor-alkali, sodium and potassium hypochlorite, and sodium hydrosulfite businesses and facilities in the United States and Brazil, and its interest in the Sunbelt joint venture with The Geon Company.

     Definitive agreements are expected to be completed shortly. The formation of the partnership is conditioned on execution of definitive agreements, completion of any necessary regulatory reviews and other customary closing conditions, including approval by each company's board of directors. The parties plan to initiate the regulatory review process before the end of June. Formation of the partnership is expected during the fourth quarter. Olin's earnings per share are expected to increase by $.40 on an annualized basis before the end of 2002.

     Olin also announced that it will resume its share repurchase program in the future when the terms and conditions of the definitive agreements are finalized and disclosed.

     Headquartered in Norwalk, Connecticut, Olin Corporation had 1999 sales of $1.3 billion and approximately 6,700 employees. The company is a leading North American producer of copper and copper-based alloys, sporting ammunition and chlorine and caustic soda. Olin's chlor-alkali division had 1999 sales of $273 million and employs approximately 900 people.


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Except for historical information contained herein, the information set forth in this communication contains forward-looking statements that are based on management's beliefs, certain assumptions made by


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management and current expectations, estimates and projections about the markets and economy in which Olin and its respective divisions operate. Words such as "anticipates," "expects," "believes," "should," "plans," "will," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward- looking statements. Olin does not undertake any obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Future Factors which could cause actual results to differ materially from those discussed include but are not limited to: general economic and business and market conditions, lack of moderate growth in the U.S. economy or even a slight recession in 2000; competitive pricing pressures; changes in Chlor Alkali's ECU prices from expected levels; Chlor Alkali operating rates below current levels; higher-than-expected raw material costs; higher- than-expected transportation and/or logistics costs; a downturn in any of the markets Olin serves such as electronics, automotive, ammunition and housing; the supply/demand balance for Olin's products, including the impact of excess industry capacity; efficacy of new technologies; changes in U.S. laws and regulations; failure to achieve targeted cost reduction programs; capital expenditures, such as cost overruns, in excess of those scheduled; environmental costs in excess of those projected; and the occurrence of unexpected manufacturing interruptions/outages.